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                               FIRST AMENDMENT TO
              VOTING TRUST AND SHARE PRICE PARTICIPATION AGREEMENT
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         This is First Amendment is made and entered into on this 30th day of
November, 2001 by and among ALVIN HOFFMAN, REVOCABLE TRUST UAD 2/28/86 (herein referred to as the "Stockholder"), as Stockholder of AM COMMUNICATIONS, INC., a Delaware Corporation (the "Corporation" herein) and JAY HASSAN, as Voting Trustee (herein referred to as the "Trustee") of the Voting Trust and Share Price Participation Agreement entered into on the 2nd day of November, 1998 (the "Voting Trust Agreement") by the Stockholder and the Trustee.

WHEREAS, The Stockholder transferred 14,391,837 shares of the Corporation to the Trustee pursuant to the Voting Trust Agreement, and

WHEREAS, The Trustee issued a Trust Certificate for the 14,391,837 shares to the Stockholder dated November 2, 1998; and

WHEREAS, Paragraph 21 of the Voting Trust Agreement provides that it may be amended at any time by unanimous consent, in writing, of the Trustee and the owners of all of the trust certificates then outstanding, and

WHEREAS, Jay Hassan is the sole Trustee and the Stockholder is the owner of all the trust certificates currently outstanding.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements hereinafter set forth and intending to be legally bound, the parties hereby agree as follows:

         1. Paragraph 11 of the Voting Trust Agreement is amended in its entirety to read as follows:

                  "11. TRANSACTIONS BY HOFFMAN. Subject to the Trustee's 30 day right to purchase described in this paragraph, Hoffman shall have the absolute right to cause the sale, transfer, pledge or hypothecation ("Sale") of up to 7,195, 918 of the Trust Shares by giving 30 days written notice to the Trustee, which notice shall contain the purchase price and other terms of the Sale of said Trust Shares, at the sole discretion of Hoffman, with full rights conveyed to him under that certain Agreement to Restructure Indebtedness dated March 31, 1994, by and between Hoffman and the Corporation, and subject only to any restrictions imposed by the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission issued under such Act, as they each may, from time to time, be in effect. Within 30 days of receipt of said notice, the Trustee shall either:



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                           a)  purchase the Trust Shares from Hoffman at the
                               price set forth by Hoffman in such notice; or

                           b)  effect the Sale of such Trust Shares in
                               accordance with and upon the terms of the notice, and the Trustee shall execute all such documentation and papers, and do all such things, as is necessary to effect the Sale of said Trust Shares as provided in the notice.

                  Notwithstanding anything to the contrary herein, Stockholder may transfer the trust certificates it holds hereunder to an entity owned and controlled by Alvin Hoffman, provided, however, that such trust certificates shall at all times remain subject to the terms and conditions of this Agreement, as amended, and the Trustee may require such written evidence thereof as he deems necessary"

         2.       The last sentence of paragraph 12 is deleted in its entirety.

         3. Paragraph 19 of the Voting Trust Agreement is amended in its entirety to read as follows:

                  "19. TERMINATION AND IRREVOCABILITY OF TRUST. This Agreement and the voting trust created hereby shall terminate upon the first to occur of (i) the death or legal incapacity of the Trustee; (ii) the resignation of the Trustee as Chairman of the Board of Directors of the Corporation; (iii) the removal by the Corporation of the Trustee as Chairman of the Board of Directors of the Corporation; (iv) a termination for cause of the Employment Agreement between the Trustee and the Corporation dated as of November 1, 2001;(v) the Trustee's exercise of certain rights to purchase shares from the Stockholder pursuant to the separate Stock Purchase Rights Agreement between the parties; or (vi) November 2, 2008. Subject to the foregoing and the provisions of paragraphs 11 and 21 hereof, this voting trust is expressly declared to be irrevocable."


                  [Remainder of page left intentionally blank.]


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         4.       In all other respects, the terms and provisions of the Voting
                  Trust Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

                                               "Stockholder"

                                               ALVIN HOFFMAN REVOCABLE TRUST
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                                               ALVIN HOFFMAN, TRUSTEE



                                               "Trustee"


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                                               JAY HASSAN